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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13G (*)
                                  Rule 13D-102

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 5)

                       COFLEXIP STENA OFFSHORE GROUP S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Sponsored American Depository Receipts
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    192384105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

     (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. 192384105
-------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Trustees of General Electric Pension Trust
     I.R.S. #14-6015763
--------------------------------------------------------------------------------
                                                                  (a)      [ ]
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (b)      [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of New York

--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           None
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            337,196
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               None
       WITH      ---------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           337,196
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     337,196
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.8% (3.47% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

     EP

-------------------
CUSIP No. 192384105
-------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     GE Asset Management Incorporated, as Investment Manager of GEPT (as defined below) and Investment Adviser of certain other entities and accounts
     I.R.S. #06-1238874
--------------------------------------------------------------------------------
                                                                  (a)      [ ]
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (b)      [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           300,939
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            337,196
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               300,939
       WITH      ---------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           337,196
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     638,135

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.42% (3.47% if aggregated with the shares beneficially owned by the other Reporting Persons)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IA, CO

-------------------
CUSIP No. 192384105
-------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     General Electric Company
     I.R.S. #14-0689340
--------------------------------------------------------------------------------
                                                                  (a)      [ ]
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (b)      [X]
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of New York

--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           Disclaimed (see 9 below)
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            0
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               Disclaimed (see 9 below)
       WITH      ---------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares disclaimed by General Electric Company

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                       [X] Disclaimed (see 9 above)

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO

-------------------
CUSIP No. 192384105
-------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     General Electric Capital Services, Inc.
     I.R.S. #06-1109503
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a)      [ ]

                                                                  (b)      [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           None
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            Disclaimed (see 9 below)
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               None
       WITH      ---------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                       [X] Disclaimed (see 9 above)

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO

-------------------
CUSIP No. 192384105
-------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     Employers Reinsurance Corporation
     I.R.S. #
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a)      [ ]

                                                                  (b)      [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Missouri
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            None
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0
       WITH      ---------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES* (SEE INTRUCTIONS)                            [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     None
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO, IC

-------------------
CUSIP No. 192384105
-------------------

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     General Electric Mortgage Insurance Corporation
     I.R.S. #
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                  (a)      [ ]

                                                                  (b)      [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of North Carolina
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           8,365
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            None
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               8,365
       WITH      ---------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           None
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,365

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                            [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .05% (3.47% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO, IC

INTRODUCTORY NOTE: This Amendment No. 5 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on
February 19, 1997, as amended on February 13, 1998, as amended on February 16, 1999, as amended on February 14, 2000 and as amended (on behalf of GE, GEIC, GEAM, GEPT, General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS"), Employers Reinsurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("ERIC") and General Electric Mortgage Insurance Corporation, a North Carolina corporation and an indirect wholly owned subsidiary of GECS ("GEMI")) on May 9, 2000 (as amended, the "Schedule 13G"). GEIC was merged with and into GEAM on March 31, 2000 with GEAM as the surviving entity. This Amendment No. 5 is filed on behalf of GE, GEAM, GEPT, GECS, ERIC and GEMI (collectively, the "Reporting Persons"). GEAM is a registered investment adviser and acts as the Investment Manager of GEPT, and as an Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 337,196 shares of Sponsored American Depository Receipts ("ADR's") of COFLEXIP STENA OFFSHORE GROUP S.A. (the "Issuer") owned by GEPT and of 300,939 shares of ADR's of the Issuer owned by such other entities and accounts. GEAM, GEPT, GECS, GEMI and ERIC each expressly disclaim that they are members of a "group". GECS disclaims beneficial ownership of all shares held by GEMI and ERIC. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

The Items of the Schedule 13G are hereby amended to read as follows:

Item 2(a)         Name of Person Filing

                  Trustees of General Electric Pension Trust (See Schedule II)

                  GE Asset Management Incorporated, as Investment Manager of GEPT and as Investment Adviser to certain other entities and accounts.

                  General Electric Company

                  General Electric Capital Services, Inc.

                  General Electric Mortgage Insurance Corporation

                  Employers Reinsurance Corporation

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  The address of the principal offices of GEPT and GEAM is 3003 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431. The address of the principal offices of GECS is 260 Long Ridge Road, Stamford, CT 06927. The address of the principal offices of ERIC is 5200

                  Metcalfe, Overland Park, Kansas 66205. The address of the principal offices of GEMI is 6601 Six Forks Road, Raleigh, North Carolina 27615.

Item 2(c)         Citizenship

                  General Electric Pension Trust - New York common law trust
                  GE Asset Management Incorporated - Delaware corporation General Electric Company - New York corporation
                  General Electric Capital Services, Inc. - Delaware corporation General Electric Mortgage Insurance Corporation - North Carolina Corporation
                  Employers Reinsurance Corporation - Missouri Corporation

Item 4            Ownership

                                                          GEPT           GEAM             GE

(a)    Amount beneficially owned                        337,196         638,135           0
(b)    Percent of class                                   1.8%           3.42%        disclaimed
(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote       None          300,939          None

       (ii)   shared power to vote or direct            337,196         337,196       disclaimed
       (iii)  sole power to dispose or to direct
              disposition                                 None          300,939          None
       (iv)   shared power to dispose or to direct
              disposition                               337,196         337,196       disclaimed


Item 4            Ownership

                                                          ERIC           GEMI           GECS             GE

(a)    Amount beneficially owned                           0             8,365            0              0
(b)    Percent of class                                    0             .05%        disclaimed      disclaimed
(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote        0             8,365          None            None


       (ii)   shared power to vote or direct              None           None        disclaimed      disclaimed

       (iii)  sole power to dispose or to direct
              disposition                                  0             8,365          None            None

       (iv)   shared power to dispose or to direct
              disposition                                 None           None        disclaimed      disclaimed


Note: The percentages are based on the total shares outstanding underlying the ADRs outstanding.

Item 5            Ownership of Five Percent or Less of Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

         [X]

Item 10           Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 31, 2002



                                         GENERAL ELECTRIC PENSION TRUST
                                         By: GE Asset Management Incorporated,
                                             its Investment Manager

                                         By: /s/ Michael M. Pastore
                                             ------------------------
                                             Name: Michael M. Pastore
                                             Title: Vice President


                                         GE ASSET MANAGEMENT INCORPORATED

                                         By: /s/ Michael M. Pastore
                                             ------------------------
                                             Name: Michael M. Pastore
                                             Title: Vice President


                                         GENERAL ELECTRIC COMPANY

                                         By: /s/ John H. Myers
                                             ----------------------
                                             Name: John H. Myers
                                             Title: Vice President


                                         GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                         By: /s/ Jonathan K. Sprole
                                             ------------------------
                                             Name: Jonathan K. Sprole
                                             Title: Attorney-in-Fact



                                         EMPLOYERS REINSURANCE CORPORATION

                                         By: /s/ Thomas M.Powers
                                             ------------------------
                                             Name: Thomas M. Powers
                                             Title: Vice President

                                         GENERAL ELECTRIC
                                         MORTGAGE INSURANCE
                                         CORPORATION

                                         By: /s/ Jerome T. Upton
                                         ------------------------
                                         Name: Jerome T. Upton
                                         Title: Vice President & Controller

                                POWER OF ATTORNEY

     The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

         Name of Attorney:
                                    Michael A. Gaudino
                                    Robert O. Oreilly, Sr.
                                    Murry K. Stegelmann
                                    James Ungari
                                    Preston Abbott
                                    Leon E. Roday
                                    J. Gordon Smith
                                    Michael E. Pralle
                                    Iain MacKay
                                    Jonathan K. Sprole
                                    Barbara J. Gould
                                    Robert L. Lewis
                                    Wendy E. Ormond
                                    Mark F. Mylon

     Each attorney shall have the power and authority to do the following:

     To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

     And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

     Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

     Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

     IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                    General Electric Capital Services, Inc.

         (Corporate Seal)
                                    By:   /s/    Nancy E. Barton
                                          --------------------------------------
                                          Nancy E. Barton, Senior Vice President

Attest:
/s/ Brian T. MacAnaney
---------------------------------------
Brian T. McAnaney, Assistant Secretary

                                                                      Schedule I

                             JOINT FILING AGREEMENT

     This will confirm the agreement by and between all the undersigned that the
Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Sponsored American Depository Receipts of COFLEXIP STENA OFFSHORE GROUP S.A. is being filed on behalf of each of the undersigned.

Dated:  January 31, 2002


                                         GENERAL ELECTRIC PENSION TRUST
                                         By: GE Asset Management Incorporated,
                                             its Investment Manager

                                         By: /s/ Michael M. Pastore
                                             ------------------------
                                             Name: Michael M. Pastore
                                             Title: Vice President


                                         GE ASSET MANAGEMENT INCORPORATED

                                         By: /s/ Michael M. Pastore
                                             ------------------------
                                             Name: Michael M. Pastore
                                             Title: Vice President


                                         GENERAL ELECTRIC COMPANY

                                         By: /s/ John H. Myers
                                             ------------------------
                                             Name: John H. Myers
                                             Title: Vice President


                                         GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                         By:  /s/ Jonathan K. Sprole
                                             ------------------------
                                             Name: Jonathan K. Sprole
                                             Title: Attorney-in-Fact

                                         EMPLOYERS REINSURANCE CORPORATION

                                         By: /s/ Thomas M. Powers
                                            ------------------------
                                            Name: Thomas M. Powers
                                            Title: Vice President


                                         GENERAL ELECTRIC MORTGAGE INSURANCE
                                         CORPORATION

                                         By: /s/ Jerome T. Upton
                                            ------------------------
                                            Name: Jerome T. Upton
                                            Title: Vice President & Controller

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06905

                  The names of the Trustees of General Electric
                         Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker